Addendum No. 1

to Pricing Supplements listed in the table beginning

on page A-1,
to any Underlying Supplement dated April 19, 2018,

Underlying Supplement dated October 2, 2018,

Product Supplement I-A dated June 30, 2017,

Product Supplement I-B dated June 30, 2017,

Product Supplement I-C dated June 30, 2017 and

Product Supplement I-G dated October 4, 2017,

to Prospectus Supplement dated June 30, 2017 and

Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 March 12, 2020

The securities are senior unsecured obligations of Credit Suisse AG, acting through its London branch.

The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” in the relevant pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this addendum, any of the accompanying pricing supplements or the accompanying underlying supplements, the product supplements, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

You should read the relevant Pricing Supplements listed in the table beginning on page A-1 below and any relevant Underlying Supplement, Product Supplement and Prospectus Supplement, which describe the specific terms of the offered securities, together with the Prospectus.

This Addendum No. 1 to the Pricing Supplements listed in the table beginning on page A-1 amends, restates and supersedes Credit Suisse’s estimated value of each $1,000 principal amount of the securities on the Trade Date set forth in the Pricing Supplements. None of the other terms of the securities are affected by this Addendum No. 1.

Credit Suisse

March 12, 2020

Credit Suisse’s estimated value of each $1,000 principal amount of the securities on the Trade Date for the respective securities is listed in the corresponding cell under the column titled “New Estimated Value Range”.

Pricing Supplement (Title of Securities)	Date of Pricing Supplement	Tranche	CUSIP	New Estimated Value Range
Digital Barrier Notes due July 1, 2021	March 3, 2020	T1790	22551NTF3	$900 to $950
Contingent Coupon Autocallable Yield Notes due December 31, 2021	March 3, 2020	U4711	22551NT22	$900 to $950
Digital Buffered Notes due December 29, 2023	March 3, 2020	K1468	22551NSM9	$900 to $950
Digital Barrier Notes due July 6, 2021	March 3, 2020	T1791	22551NTG1	$900 to $950
Autocallable Securities due April 3, 2023	March 3, 2020	T1797	22551NU20	$900 to $950
Buffered Accelerated Return Equity Securities due April 5, 2023	March 3, 2020	K1474	22551NUC8	$900 to $950
Digital Plus Barrier Notes due April 3, 2025	March 3, 2020	T1795	22551NTU0	$900 to $950
Contingent Coupon Autocallable Yield Notes due January 4, 2021	March 3, 2020	U4737	22551NTY2	$900 to $950
Contingent Coupon Autocallable Yield Notes due April 5, 2021	March 3, 2020	U4719	22551NTC0	$900 to $950
Contingent Coupon Autocallable Yield Notes due July 6, 2021	March 3, 2020	U4739	22551NU46	$900 to $950
Contingent Coupon Autocallable Yield Notes due October 4, 2021	March 3, 2020	U4720	22551NTD8	$900 to $950
Contingent Coupon Autocallable Yield Notes due January 3, 2022	March 3, 2020	U4733	22551NTT3	$900 to $950
Contingent Coupon Autocallable Yield Notes due January 3, 2022	March 3, 2020	U4721	22551NTE6	$900 to $950

A-1

Credit Suisse